Exhibit 10.2

ADMINISTRATION AGREEMENT

BETWEEN

BLACKSTONE / GSO SECURED LENDING FUND

AND

GSO CAPITAL PARTNERS LP

This Agreement (“Agreement”) is made as of October 1, 2018 by and between Blackstone / GSO Secured Lending Fund, a Delaware statutory trust (the “Fund”), and GSO Capital Partners LP, a Delaware limited partnership (the “Administrator”).

WHEREAS, the Fund is a newly organized closed-end management investment fund that intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund desires to retain the Administrator to provide administrative services to the Fund in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Fund on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Fund and the Administrator hereby agree as follows:

1. Duties of the Administrator.

(a) Employment of Administrator. The Fund hereby retains the Administrator to act as administrator of the Fund, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Trustees of the Fund (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such retention and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b) Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative and compliance services necessary for the operation of the Fund, including, but not limited to, maintaining financial records, filing of the Fund’s tax returns, overseeing the calculation of the Fund’s net asset value, compliance monitoring (including diligence and oversight of the Fund’s other service providers), preparing reports to the Fund’s shareholders and reports filed with the Securities and Exchange Commission (the “SEC”), preparing materials and coordinating meetings of the Board, managing the payment of expenses and the performance of administrative and professional services rendered by others, providing office space, equipment and office services, and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Fund, conduct relations with sub-administrators, custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable in fulfilling its administrative duties. The Administrator shall make reports to the Board of its performance of its obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as Administrator pursuant to this Agreement, provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain or sell or any other investment advisory services to the Fund. The Administrator will assist GSO Asset Management LLC, the Fund’s investment adviser (the “Adviser”) provide on the Fund’s behalf significant managerial assistance to those portfolio companies that request such assistance. For the avoidance of any doubt, the parties agree that the Administrator is authorized to enter into sub-administration agreements as the Administrator determines necessary in order to carry out the services set forth in this paragraph, subject to the prior approval of the Fund.

2. Records. The Administrator agrees to maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Administrator hereunder and will maintain and keep such books, accounts and records in accordance with the Investment Company Act. The Administrator may delegate the foregoing responsibility to a third party with the consent of the Board, subject to the oversight of the Administrator and the Fund. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it or its delegate maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it or its delegate maintains for the Fund pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3. Confidentiality. The parties hereto agree that each shall treat all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4. Compensation; Allocation of Costs and Expenses. In full consideration of the provision of the services of the Administrator, the Fund shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations, including the Fund’s allocable portion of the costs and expenses of providing personnel and facilities hereunder, except as otherwise provided herein and in that certain Investment Advisory Agreement, by and between the Fund and the Adviser, as amended from time to time (the “Advisory Agreement”).

Except as specifically provided herein, the Fund anticipates that all investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory services to the Fund, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by the Adviser. The Fund will bear all other costs and expenses of the Fund’s operations, administration and transactions, including, but not limited to:

(a) investment advisory fees, including management fees and incentive fees, to the Adviser, pursuant to the Advisory Agreement;

(b) the Fund’s allocable portion of compensation, overhead (including rent, office equipment and utilities) and other expenses incurred by the Administrator in performing its administrative obligations under this Agreement, including but not limited to: (i) the Fund’s chief compliance officer, chief financial officer and their respective staffs; (ii) investor relations, legal, operations and other non-investment professionals at the Administrator that perform duties for the Fund; and (iii) any internal audit group personnel of The Blackstone Group L.P. or any of its affiliates; and

(c) all other expenses of the Fund’s operations and transactions including, without limitation, those relating to:

(i) the cost of the Fund’s organization and offering, subject to a cap of 0.10% of the Fund’s total capital commitments (“Capital Commitments”);

(ii) the cost of calculating the Fund’s net asset value, including the cost of any third-party valuation services;

(iii) the cost of effecting any sales and repurchases of the Fund’s common shares of beneficial interest (“Shares”) and other securities;

(iv) fees and expenses payable under any dealer manager and placement agent agreements, if any;

(v) debt service (including interest, fees and expenses) and other costs arising out of all borrowings, leverage, guarantees or other financing arrangements, including, but not limited to, the arranging thereof;

(vi) all fees, costs and expenses of any loan servicers and other service providers and of any custodians, lenders, investment banks and other financing sources;

(vii) costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Fund’s assets for tax or other purposes;

(viii) costs of derivatives and hedging;

(ix) expenses, including travel, entertainment, lodging and meal expenses, incurred by the Adviser, or members of its investment team, or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on prospective portfolio companies, including such expenses related to potential investments that were not consummated, and, if necessary, enforcing the Fund’s rights;

(x) expenses (including the allocable portions of compensation and out-of-pocket expenses such as travel expenses) or an appropriate portion thereof of employees of the Adviser to the extent such expenses relate to attendance at meetings of the Board of Trustees or any committees thereof;

(xi) all fees, costs and expenses, if any, incurred by or on behalf of the Fund in developing, negotiating and structuring prospective or potential investments that are not ultimately made, including without limitation any legal, tax, administrative, accounting, travel and entertainment, advisory, consulting and printing expenses, reverse termination fees and any liquidated damages, forfeited deposits or similar payments;

(xii) the allocated costs incurred by the Adviser and the Administrator in providing managerial assistance to those portfolio companies that request it;

(xiii) all brokerage costs, prime brokerage fees, custodial expenses, agent bank and other bank service fees; private placement fees, appraisal fees, commitment fees, underwriting costs and commissions, including commissions and other compensation payable to brokers or dealers; costs and expenses of any lenders, investment banks and other financing sources, and other investment costs, fees and expenses actually incurred in connection with evaluating, making, holding, settling, monitoring or disposing of actual investments (including, without limitation, travel, entertainment, lodging and meal expenses, any costs or expenses relating to currency conversion in the case of investments denominated in a currency other than U.S. dollars) and expenses arising out of trade settlements (including any delayed compensation expenses);

(xiv) investment costs, including all fees, costs and expenses incurred in evaluating, developing, negotiating, structuring, trading, settling, monitoring and holding actual investments including, without limitation, any financing, legal, filing, auditing, tax, accounting, compliance, loan administration, advisory, consulting, engineering and other professional fees, costs and expenses in connection therewith (to the extent the Adviser is not reimbursed by a prospective or actual issuer of the applicable investment or other third parties or capitalized as part of the acquisition price of the transaction) and any costs and expenses associated with vehicles through which the Fund directly or indirectly participate in investments;

(xv) transfer agent, dividend agent and custodial fees;

(xvi) fees and expenses associated with marketing efforts;

(xvii) federal and state registration fees, franchise fees, any stock exchange listing fees and fees payable to rating agencies;

(xviii) independent trustees’ fees and expenses including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the independent trustees;

(xix) costs of preparing financial statements and maintaining books and records, costs of Sarbanes-Oxley Act of 2002 compliance and attestation and costs of preparing and filing reports or other documents with the SEC, Financial Industry Regulatory Authority, U.S. Commodity Futures Trading Commission (“CFTC”) and other regulatory bodies and other reporting and compliance costs, including registration and exchange listing and the costs associated with reporting and compliance obligations under the Investment Company Act and any other applicable federal and state securities laws, and the compensation of professionals responsible for the foregoing;

(xx) all fees, costs and expenses associated with the preparation and issuance of the Fund’s periodic reports and related statements (e.g., financial statements and tax returns) and other printing and reporting-related expenses (including other notices and communications) in respect of the Fund and its activities (including internal expenses, charges and/or related costs incurred, charged or specifically attributed or allocated by the Fund or the Adviser or its affiliates in connection with such provision of services thereby);

(xxi) the costs of any reports, proxy statements or other notices to shareholders (including printing and mailing costs) and the costs of any Shareholder or trustee meetings;

(xxii) proxy voting expenses;

(xxiii) costs associated with the Fund’s Shares being listed on a national securities exchange or a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which the Fund’s shareholders receive shares of a publicly traded company which continues to be managed by the Adviser or an affiliate thereof (including any initial public offering in connection therewith);

(xxiv) costs of registration rights granted to certain investors;

(xxv) any taxes and/or tax-related interest, fees or other governmental charges (including any penalties incurred where the Adviser lacks sufficient information from third parties to file a timely and complete tax return) levied against the Fund and all expenses incurred in connection with any tax audit, investigation, litigation, settlement or review of the Fund and the amount of any judgments, fines, remediation or settlements paid in connection therewith;

(xxvi) all fees, costs and expenses of any litigation involving the Fund or its portfolio companies and the amount of any judgments or settlements paid in connection therewith, trustees and officers, liability or other insurance (including costs of title insurance) and indemnification (including advancement of any fees, costs or expenses to persons entitled to indemnification) or extraordinary expense or liability relating to the Fund’s affairs;

(xxvii) all fees, costs and expenses associated with the Fund’s information, technology, communication, market data and research (including news and quotation equipment and services and including costs allocated by the Adviser’s or its affiliates internal research group (which are generally based on time spent, assets under management, usage rates, proportionate holdings, or a combination thereof or other reasonable methods determined by the Administrator)), reporting costs (which includes notices and other communications and internally allocated charges), and dues and expenses incurred in connection with membership in industry or trade organizations;

(xxviii) the costs of specialty and custom software for monitoring risk, compliance and the overall portfolio, including any development costs incurred prior to the filing of the Fund’s election to be treated as a BDC;

(xxix) costs associated with individual or group shareholders;

(xxx) fidelity bond, trustees and officers errors and omissions liability insurance and other insurance premiums;

(xxxi) direct costs and expenses of administration, including printing, mailing, long distance telephone, copying and secretarial and other staff;

(xxxii) fees, costs and expenses of winding up and liquidating the Fund’s assets;

(xxxiii) extraordinary expenses (such as litigation or indemnification);

(xxxiv) all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings related to the Fund’s activities (including, without limitation, expenses relating to the preparation and filing of reports to be filed with the CFTC, reports, disclosures, filings and notifications prepared in connection with the laws and/or regulations of jurisdictions in which the Fund engages in activities, including any notices, reports and/or filings required under The Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and any applicable legislation implemented by an EEA Member state in connection with such Directive, in all cases as amended from time to time and any related regulations, and other regulatory filings, notices or disclosures of the Adviser relating to the Fund and its activities) and/or other regulatory filings, notices or disclosures of the Adviser and its affiliates relating to the Fund and its activities;

(xxxv) costs and expenses (including travel) in connection with the diligence and oversight of the Fund’s service providers; and

(xxxvi) all other expenses incurred by the Administrator in connection with administering the Fund’s business.

Pursuant to the Advisory Agreement, with respect to 4(c)(i) above, if actual organization and offering costs incurred exceed 0.10% of the Fund’s total Capital Commitments, the Adviser or its affiliates will bear the excess costs. To the extent the Fund’s Capital Commitments later increase, the Adviser or its affiliates may be reimbursed for past payments of excess organization and offering costs made on the Fund’s behalf provided that the total organization and offering costs borne by the Fund do not exceed 0.10% of total Capital Commitments and provided further that the Adviser or its affiliates may not be reimbursed for payment of excess organization and offering expenses that were incurred more than three years prior to the proposed reimbursement. Any sales load, platform fees, servicing fees or similar fees or expenses charged directly to an investor in an offering by a placement agent or similar party will not be considered organization or offering expenses of the Fund for purposes of the Fund’s cap on organization and offering expenses.

From time to time, the Adviser, the Administrator or their affiliates may pay third-party providers of goods or services. The Fund will reimburse the Adviser, the Administrator or such affiliates thereof for any such amounts paid on the Fund’s behalf. From time to time, the Adviser or the Administrator may defer or waive fees and/or rights to be reimbursed for expenses. All of the foregoing expenses will ultimately be borne by the Fund’s shareholders, subject to the cap on organization and offering expenses described above.

5. Limit of Liability. The Administrator and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it (the “Indemnified Parties”) shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that the Administrator shall not be protected against any liability to the Fund or its shareholders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the reckless disregard of its duties and obligations (“disabling conduct”). An Indemnified Party may consult with counsel and accountants in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants; provided, that such counsel or accountants were selected with reasonable care. Absent disabling conduct, the Fund will indemnify the Indemnified Parties against, and hold them harmless from, any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Administrator’s services under this Agreement or otherwise as administrator for the Fund. The Indemnified Parties shall not be liable under this

Agreement or otherwise for any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent; provided, that such broker or other agent shall have been selected, engaged or retained and monitored by the Administrator in good faith, unless such action or inaction was made by reason of disabling conduct, or in the case of a criminal action or proceeding, where the Administrator had reasonable cause to believe its conduct was unlawful.

Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Party was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Indemnified Party was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of trustees of the Fund who are neither “interested persons” of the Fund nor parties to the proceeding (“disinterested non-party trustees”) or (b) an independent legal counsel in a written opinion.

An Indemnified Party shall be entitled to advances from the Fund for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Indemnified Party shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Indemnified Party shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Party will ultimately be found to be entitled to indemnification.

6. Activities of the Administrator. The services of the Administrator to the Fund are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Administrator and its affiliates, as trustees, officers, members, managers, employees, partners, shareholders or otherwise, and that the Administrator and trustees, officers, members, managers, employees, partners and shareholders of the Administrator and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

7. Duration and Termination.

(a) This Agreement shall become effective as of the date first written above. This Agreement may be terminated at any time, without the payment of any penalty, on 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Fund or by the vote of the Fund’s trustees or by the Administrator. The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Administrator shall be entitled to any amounts owed under Section 4 through the date of termination or expiration, and Section 5 shall continue in force and effect and apply to the Administrator and its representatives as and to the extent applicable.

(b) This Agreement shall continue in effect for two years from the date hereof, or to the extent consistent with the requirements of the Investment Company Act, from the date of the Fund’s election to be regulated as a BDC under the Investment Company Act, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Fund’s Board of Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

8. Amendments of this Agreement. This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

9. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Investment Company Act.

10. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

11. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BLACKSTONE / GSO SECURED LENDING FUND

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Chief Legal Officer, Chief Compliance Officer and Secretary

GSO CAPITAL PARTNERS LP

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	General Counsel and Chief Compliance Officer